September 26, 2023 John Barresi Senior Vice President, Controller and Chief Accounting Officer
Dear John:
We are pleased to appoint you as interim Chief Financial Officer of Bausch Health Companies, Inc. (the “Company”), commencing effective October 13, 2023. This letter sets forth certain terms and conditions relating to your compensation in connection with your appointment as interim Chief Financial Officer of the Company.
In connection with your appointment and effective as of October 13, 2023, you will receive a bi-weekly stipend of $5,000 in addition to your regular base salary until such time as you are no longer serving as the Company’s interim Chief Financial Officer. Any stipend payments received during 2023 will be included in your base salary for purposes of calculating your bonus target under the 2023 Annual Incentive Plan.
You are also eligible to receive a special cash retention award of $100,000, which will be payable in two installments of $50,000. The first payment will be paid on the first regularly scheduled payroll date following October 1, 2023, and the second payment of $50,000 will be paid on the first regularly scheduled payroll date following October 1, 2024, in each case subject to applicable withholdings and deductions.
In order to receive the special retention award, you must be employed by the Company or one of its affiliates on the applicable payment date; provided however, that, if the Company terminates your employment other than (i) for performance or (ii) for “Cause” (as defined in the Company’s Amended and Restated 2014 Omnibus Incentive Plan (the “Plan”)) prior to the payment of the special retention award (or portion thereof), any unpaid special retention award will vest in full and will be paid to you as soon as administratively practicable following your termination date (but in no event later than 55 days thereafter), subject to (A) you delivering and not revoking a general release of claims in a form acceptable to the Company within 55 days following your termination of employment and (B) your continued compliance with any restrictive covenants applicable to you. If you voluntarily resign or are terminated for Cause, in either case within 12 months following receiving any payment of the special retention award, you are required to reimburse to the Company the full amount of such retention award payment (calculated on an after-tax basis).
Additionally, while you are serving as the interim Chief Financial Officer, you are eligible for enhanced severance benefits. In the event of a qualifying termination of employment under the terms of the Company’s U.S. Severance Pay Plan ( the “Severance Plan”), your severance under the Severance Plan shall be equal to one 1.5 times (one (1) times after December 31, 2024) the sum of (i) your annual base salary (including any bi-weekly stipend paid to you during the year of termination) and (ii) your target annual cash bonus opportunity, and you will be eligible to receive a pro-rata annual cash bonus for the year of termination (in the amount that is the lesser of actual or target bonus). In the event of qualifying termination of employment following a Change-of-Control (“COC”), as such term is defined in the Plan, your severance shall be equal to two (2) times the sum of your annual base salary (including any bi-weekly stipend paid to you during the year of termination) and your target annual cash bonus opportunity, and you will be eligible to receive a pro-rata target annual cash bonus for the year of termination. The above described severance benefits are subject to the terms and conditions of the Severance Plan, including as to the timing of payment and the requirement that you execute and not revoke a release of claims. You will continue to be eligible for this enhanced severance benefit until such time as you are no longer serving as the Company’s interim Chief

Financial Officer. Except as modified by this letter, your “at will” employment and all other provisions of the Severance Plan referenced above will remain in effect in accordance with its terms, including your right to receive other payments and benefits upon your termination of employment (without duplication hereunder).

I look forward to your continued contributions to our company.

Very truly yours,
/s/ THOMAS J. APPIO
Thomas J. Appio

I understand and acknowledge that my employment with Bausch Health is, and continues to be, “at-will” and nothing in this letter changes the nature of my employment status. This letter, together with the Plan and any related agreements, constitute the full and complete understanding between the parties with respect to the matters described in this letter, and this letter may be amended only in writing, signed by both parties. This letter will be binding on any successor to the Company.
By signing below, you indicate acceptance of the terms set forth in this letter.

AGREED TO AND ACCEPTED:

/s/ JOHN S. BARRESI                     9/26/2023
John S. Barresi                        Date